EXHIBIT A TO SCHEDULE 13G
                    ITEM 7 DISCLOSURE RESPECTING SUBSIDIARIES


RT Investment Management Holdings Inc, ("RTIM") is a parent holding company as that term is defined by Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934 (the "Act") and is eligible to file on Schedule 13G pursuant to an SEC no-action relief application. RTIM's aggregation holdings represent securities that are beneficially owned by its subsidiaries which manage these securities on behalf of their respective clients. RTIM's subsidiaries include, RBC Global Investment Management Inc., RT Capital Management Inc., and RBC Private Counsel Inc.

RBC Global Investment Management Inc. ("RBC GIM") is a wholly-owned subsidiary of RTIM. RBC GIM is a foreign investment adviser that has received SEC no-action relief to file on Schedule 13G.

RT Capital Management Inc. ("RT Capital") is a wholly-owned subsidiary of RTIM. RT Capital is a foreign investment adviser that has received SEC no-action relief to file on Schedule 13G.

RBC Private Counsel Inc. ("RPC") is a wholly-owned subsidiary of RTIM. RPC is a foreign investment adviser that has received SEC no-action relief to file on
Schedule 13G.

RTIM,  RBC  GIM,  RT  Capital  and  RPC  are  federally   incorporated  Canadian
corporations whose business addresses are as follows:

RT Investment Management                RBC Global Investment
Holdings Inc.                           Management Inc.
Royal Trust Tower, P.O. Box 97          Royal Trust Tower, P.O. Box 121
77 King Street West, Suite 3900         77 King Street West, Suite 3800
Toronto, Ontario                        Toronto, Ontario
M5K 1G8                                 M5K 1H1

RT Capital Management Inc.              RBC Private Counsel Inc.
Royal Trust Tower, P.O. Box 85          Scotia Plaza, P.O. Box 125
77 King Street West, Suite 3700         40 King Street West, Suite 5110
Toronto, Ontario                        Toronto, Ontario
M5K 1G8                                 M5H 3Y2